Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Issued and Outstanding Shares of Common Stock

of

Higher One Holdings, Inc.

at

$5.15 Net Per Share

by

Winchester Acquisition Corp.

a wholly-owned subsidiary of

Winchester Acquisition Holdings Corp.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M, NEW YORK CITY TIME, ON AUGUST 4, 2016, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 7, 2016

To Our Clients:

Enclosed for your information is an Offer to Purchase, dated July 7, 2016 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Winchester Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Winchester Acquisition Holdings Corp., a Delaware corporation (“Parent”), to purchase all shares of common stock of Higher One Holdings, Inc., a Delaware corporation (“Higher One”), par value $0.001 per share (each, a “Share”), that are issued and outstanding, at a price of $5.15 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Parent is an affiliate of Blackboard Inc. Each of Purchaser, Parent and Blackboard Inc. is owned by Blackboard Super Holdco, Inc. and is ultimately controlled by equity funds managed by Providence Managing Member L.L.C.

The Higher One board of directors (the “Higher One Board”) duly and unanimously adopted resolutions (i) approving and declaring that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Higher One stockholders (other than Parent and its subsidiaries), (ii) approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, (iii) determining to recommend that Higher One stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer, (iv) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the Delaware General Corporation Law (the “DGCL”) and any other applicable law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and (v) authorizing that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The Offer Price is $5.15 per Share, net to the seller in cash, without interest thereon and subject to any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for all Shares.

3.	Consummation of the Offer is conditioned upon (i) there having been validly tendered in the Offer and not properly withdrawn at 9:00 A.M., New York City time, on August 4, 2016 (such date, as it may be extended by Purchaser from time to time in accordance with the Merger Agreement, the “Expiration Time”), that number of Shares that, together with the number of Shares then-owned by Parent, Purchaser or any of their respective subsidiaries, represents a majority of Shares then-outstanding, but excluding from the denominator any Shares owned by Higher One or any subsidiary of Higher One and excluding any Shares tendered by notice of guaranteed delivery but not actually delivered to or on behalf of Purchaser (the “Minimum Tender Condition”), (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder (the “HSR Act”), (iii) no Company Material Adverse Effect (as defined in the Offer to Purchase) having occurred following the date of the Merger Agreement and (iv) the satisfaction of other customary conditions as described in Section 13 — “Conditions to the Offer” of the Offer to Purchase. There is no financing condition to the Offer.

4.	The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 29, 2016, among Higher One, Parent and Purchaser (as it may be amended from time to time, the “Merger Agreement”), under which, as soon as practicable following consummation of the Offer and the satisfaction or waiver of certain conditions and without a stockholder vote to adopt the Merger Agreement or effect the Merger in accordance with Section 251(h) of the DGCL, Purchaser will be merged with and into Higher One (the “Merger”) and Higher One will be the surviving corporation (the “Surviving Corporation”) of the Merger and become a wholly-owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), and as a result of the Merger, Higher One will cease to be a publicly traded company and each Share outstanding immediately prior to the Effective Time (other than each Share (i) owned by Parent, Purchaser, Higher One or any of their respective wholly-owned subsidiaries, which will be cancelled and cease to exist without any payment being made with respect to such Share, or (ii) owned by Higher One stockholders who are entitled to and who properly exercise appraisal rights under Section 262 of the DGCL with respect to such Share) will be cancelled and converted into the right to receive an amount of cash per Share equal to the Offer Price, without interest thereon and less any applicable withholding taxes (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share.

5.	The Offer and withdrawal rights will expire at 9:00 A.M., New York City time, on August 4, 2016, unless the Offer is extended or earlier terminated.

6.	Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

If you wish to have us tender any or all of Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. Please forward your instructions to us with ample time to permit us to submit a tender on your behalf prior to the Expiration Time. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below.

In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or book-entry confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instructions with Respect to the

Offer to Purchase for Cash

All Issued and Outstanding Shares of Common Stock

of

Higher One Holdings, Inc.

at

$5.15 Net Per Share

by

Winchester Acquisition Corp.

a wholly-owned subsidiary of

Winchester Acquisition Holdings Corp.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 7, 2016 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by Winchester Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Winchester Acquisition Holdings Corp., a Delaware corporation (“Parent”), to purchase for cash all shares of common stock of Higher One Holdings, Inc., a Delaware corporation, par value $0.001 per share (each, a “Share”), that are issued and outstanding, at a price of $5.15 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer. Parent is an affiliate of Blackboard Inc. Each of Purchaser, Parent and Blackboard Inc. is owned by Blackboard Super Holdco, Inc. and is ultimately controlled by equity funds managed by Providence Managing Member L.L.C.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understand(s) and acknowledge(s) that all questions as to validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) in its sole and absolute discretion, and such determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction.

Dated:                    , 2016

Number of Shares to Be Tendered:              Shares*

Sign Below

Account Number:	Signature(s):

Dated: , 2016

Please Type or Print Name(s)

Please Type or Print Address(es) Here

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.

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